                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                            1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

                                          [_] CONFIDENTIAL, FOR USE OF THE
[X] Definitive Proxy Statement                COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           H. F. AHMANSON & COMPANY
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                      [LOGO OF H. F. AHMANSON & COMPANY]

                             4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA 91706

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 28, 1998

                               ----------------

  The Annual Meeting of Stockholders of H. F. Ahmanson & Company ("Ahmanson") will be held at The Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California, on August 28, 1998, at 11:00 a.m., for the following purposes:

    1. To elect sixteen directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

    2. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on July 16, 1998, as the record date for determining stockholders of Ahmanson entitled to notice of and to vote at the meeting.

  STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO AID IN MAINTAINING SECURITY AT THE MEETING, THE ENCLOSED ADMISSION CARD TO THE MEETING WILL BE REQUIRED. TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN POSTAGE PREPAID ENVELOPE PROVIDED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON SHOULD YOU SO DESIRE.

                                          By Order of the Board of Directors,

                                           /s/ Madeleine A. Kleiner

                                               Madeleine A. Kleiner
                                                   Secretary

July 31, 1998

                      [LOGO OF H. F. AHMANSON & COMPANY]

                             4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA 91706

                                                                  July 31, 1998

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 28, 1998

                            SOLICITATION OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of H. F. Ahmanson & Company, a Delaware corporation ("Ahmanson"), for use at the Annual Meeting of Stockholders to be held August 28, 1998, and all adjournments and postponements thereof. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about July 31, 1998.

  Ahmanson will pay the cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies. Proxies may be solicited by personnel of Ahmanson and others who will not receive any additional compensation for such solicitation. Proxies may be solicited in person or by telephone, telegraph or facsimile. Ahmanson will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals. In addition, Ahmanson has engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist in soliciting proxies for a fee not to exceed $10,000 plus reimbursement of reasonable out-of-pocket expenses.

  Any stockholder who owns shares of Ahmanson's Common Stock, $.01 par value (the "Ahmanson Common Stock"), as a participant in the Ahmanson Advantage Account (the "Plan") will receive a single form of proxy covering shares credited to such participant in the Plan as well as any shares owned of record that are registered in the identical name. If the shares are not registered in the identical name, a participant may receive separate forms of proxy for record and Plan holdings and should vote all proxies. Proxies executed by participants in the Plan will serve as voting instructions to its trustee, the Northern Trust Bank of California N.A.

                                    VOTING

  Ahmanson has fixed the close of business on July 16, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. On that date there were outstanding 112,759,099 shares of Ahmanson Common Stock and 466,176 Depositary Shares, each representing a one-tenth interest in a share of Ahmanson's 6% Cumulative Convertible Preferred Stock, Series D (the "Preferred Stock")(which shares are not entitled to vote at the meeting).

  A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the meeting. Each share of Ahmanson Common Stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the meeting. In all matters other than the election of directors, the affirmative vote of the majority of shares of Ahmanson Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Directors will be elected by a plurality of the votes of the shares of Ahmanson Common Stock present in person or represented by proxy and entitled to vote on the election of directors.

  Proxies will be voted for management's nominees for election as directors, unless the stockholder otherwise directs in his or her proxy. Where the stockholder has appropriately directed how the proxy is to be voted, it will be voted according to his or her direction. Proxies will be voted on any other business that may properly come before the meeting as the persons named in the proxy or their substitutes determine in their discretion. At the time of the preparation of this Proxy Statement, the Board of Directors of Ahmanson was not aware of any other matters to be presented at the meeting.

  Any stockholder has the power to revoke his or her proxy at any time before it is voted at the meeting by submitting written notice of revocation to the Secretary of Ahmanson or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the meeting and elects to vote the shares represented by the proxy in person. Attendance at the meeting will not by itself revoke a previously granted proxy.

                             ELECTION OF DIRECTORS

  The directors of Ahmanson are elected annually. The term of office of all present directors expires on the date of the Annual Meeting of Stockholders of Ahmanson upon election and qualification of their successors. At the meeting sixteen directors are to be elected to serve for the ensuing year and until their successors are elected and qualified. The nominees recommended by the Nominating Committee of the Board of Directors for election as directors (all of whom are presently directors) are set forth below along with certain information regarding these nominees. Should any nominee become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. To the best of Ahmanson's knowledge, all nominees are and will be available to serve.

                       AGE (AS OF    PRINCIPAL OCCUPATION AND OTHER                        DIRECTOR
        NAME         JUNE 30, 1998)           DIRECTORSHIPS                                 SINCE
        ----         -------------- ----------------------------------------------------   --------
 Byron Allumbaugh           66      Retired Chairman of the Board of Ralphs Grocery          1987
                                    Company, a Los Angeles-based supermarket company;
                                    director of El Paso Energy Company, Ultramar
                                    Diamond Shamrock, Inc., CKE Restaurants, Inc. and
                                    Automobile Club of Southern California
 Harold A. Black            52      James F. Smith Professor of Financial Institutions       1995
                                    at the College of Business Administration at the
                                    University of Tennessee, Knoxville
 Richard M. Bressler        67      Retired Chairman of the Board of Plum Creek              1987
                                    Management Company, a manufacturer of lumber and
                                    wood products, and retired Chairman of the Board of
                                    El Paso Natural Gas Company (now known as El Paso
                                    Energy Company), a natural resources company;
                                    director of General Mills, Inc. and Rockwell
                                    International Corporation
 John E. Bryson             54      Chairman and Chief Executive Officer of Edison           1997
                                    International Company, the parent company of
                                    subsidiaries providing energy-related products and
                                    services, and Southern California Edison Company, an
                                    electric utility; director of The Boeing Company and
                                    The Times Mirror Company
 David R. Carpenter         59      Chairman and Chief Executive Officer, Paradigm           1995
                                    Partners International, a financial services
                                    management firm; Chairman and Chief Executive
                                    Officer of UniHealth, a California non-profit health
                                    care organization; director of PacifiCare Health
                                    Systems; Chairman, The Fielding Institute, a non-
                                    profit regionally accredited graduate school
                                    designed to serve mid-career professionals; retired
                                    Chairman and Chief Executive Officer of Transamerica
                                    Occidental Life Insurance Company and Executive Vice
                                    President of Transamerica Corporation
 Raymond R. Martin          62      Retired Chairman and Chief Executive Officer of          1998
                                    Coast Savings Financial, Inc.; Litigation Trustee
                                    for Coast Federal Litigation Contingent Payment
                                    Rights Trust
 Phillip D. Matthews        59      Chairman of the Executive Committee of the Board         1995
                                    of Wolverine World Wide, Inc., a NYSE footwear
                                    company; director of Bell Sports, Inc. and SIZZLER
                                    International, Inc.

                        AGE (AS OF                                                         DIRECTOR
        NAME          JUNE 30, 1998)     PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS       SINCE
        ----          -------------- ----------------------------------------------------  --------
Richard L. Nolan             58      William Barclay Harding Professor of Management of      1995
                                     Technology at the Graduate School of Business
                                     Administration, Harvard University; director of
                                     Xcellenet Inc.
Delia M. Reyes               56      President and Chief Executive Officer of Reyes          1992
                                     Consulting Group, a market research and consulting
                                     firm
Charles R. Rinehart*         51      Chairman of the Board and Chief Executive Officer of    1990
                                     Ahmanson; Chairman of the Board and Chief Executive
                                     Officer of Home Savings of America, FSB; director of
                                     Kaufman & Broad Home Corporation
Frank M. Sanchez             54      Licensee of McDonald's Corporation                      1995
Elizabeth A. Sanders         52      Business consultant; director of Advantica              1990
                                     Restaurant Group, Wal-Mart Stores, Inc., Wellpoint
                                     Health Networks, Inc. and Wolverine World Wide, Inc.
Arthur W. Schmutz            76      Retired partner of Gibson, Dunn & Crutcher, a law       1993
                                     firm; director of Ducommum Incorporated
William D. Schulte           65      Retired Vice Chairman of KPMG Peat Marwick LLP, a       1991
                                     firm of independent certified public accountants;
                                     director of Vastar Resources, Inc.
Kevin M. Twomey*             51      Vice Chairman and Chief Financial Officer of            1997
                                     Ahmanson; Vice Chairman and Chief Financial Officer
                                     of Home Savings of America, FSB
Bruce G. Willison*           49      President and Chief Operating Officer of Ahmanson;      1996
                                     President and Chief Operating Officer of Home
                                     Savings of America, FSB; director of Enron Corp. and
                                     Nordstrom, Inc.

--------
* Executive officers.

  Mr. Rinehart and Mr. Twomey have served as officers of Ahmanson and/or one or more of its subsidiaries for more than five years. Mr. Willison joined Ahmanson in April 1996 and became President and Chief Operating Officer in May 1996. From 1979 until joining Ahmanson, Mr. Willison was with First Interstate Bancorp and/or one or more of its subsidiaries. For more than five years prior to joining Ahmanson, he was Chairman, President and Chief Executive Officer of First Interstate Bank of California and, since January 1995, he was also Vice Chairman of First Interstate Bancorp. Messrs. Allumbaugh, Black, Rinehart, Sanchez, Schulte, Schmutz, Twomey and Willison and Ms. Sanders also serve as directors of Home Savings of America, FSB ("Home Savings").

  Ahmanson's mandatory retirement policy. The policy provides that the Board of Directors will not elect or nominate for election by the stockholders as a director any person who is, or will be prior to the scheduled date of the election, 70 or more years of age. Arthur W. Schmutz, age 76 and a director since 1993, has been granted a special exemption to the mandatory retirement policy until the 1999 Annual Meeting of Stockholders.

  Ahmanson's executive officers not listed above are Madeleine A. Kleiner, age 47, Chief Administrative Officer and Senior Executive Vice President of Ahmanson and Home Savings since February 1997, General Counsel and Secretary of Ahmanson and General Counsel of Home Savings since May 1995 and Executive Vice President of Ahmanson and Home Savings from May 1995 to February 1997; Anne-Drue M. Anderson, age 37, Executive Vice President since March 1995, Treasurer from September 1993 to August 1997, and First Vice President from September 1993 to March 1995 of Ahmanson and Home Savings; Jan R. Cloyde, age 47, Executive Vice President of Ahmanson since May 1997 and Home Savings since September 1996; Carl W. Forsythe, age 40, Executive Vice President of Ahmanson since May 1997 and Home Savings since November 1995; E. Nancy Markle, age 56, Executive Vice President of Ahmanson and Home Savings since

July 1995, and First Vice President of Home Savings from July 1994 to July 1995; Robert McAuslan, age 49, Executive Vice President of Ahmanson and Home Savings since August 1997 and First Vice President of Ahmanson and Home Savings from January 1997 to August 1997; Jaynie Studenmund, age 43, Executive Vice President of Ahmanson and Home Savings since September 1997; and George Miranda, age 50, First Vice President and Principal Accounting Officer of Ahmanson and Home Savings. From 1977 until joining Ahmanson in May 1995, Ms. Kleiner was with the law firm of Gibson, Dunn and Crutcher, where she was a partner since 1983. From April 1993 until joining Ahmanson, Ms. Anderson was Bank and Thrift Strategist at First Boston Corporation. From September 1989 to February 1993, she was Senior Vice President and Treasurer at First Gibraltar Bank. Prior to joining Ahmanson, Ms. Cloyde was Executive Vice President for Cash Management at First Interstate Bancorp from June 1994 to April 1996. From December 1992 to June 1994, she was Executive Vice President and Manager of Cash Management and Corporate Services at First Interstate Bank of California. Mr. Forsythe was Senior Vice President and Chief Retail Officer at Banc One Ohio Corporation from August 1993 to October 1995, and Chief Operating Officer of First Madison Bank from January 1993 to August 1993. Prior to joining Home Savings in July 1994, Ms. Markle served as president of Information Technology Consultants since 1988. Mr. McAuslan was President of CitiBank Arizona from October 1993 to December 1996 and Senior Vice President from October 1986 to October 1993. Prior to joining Ahmanson, Ms. Studenmund was director of retail banking for Great Western Financial Corporation from April 1996 to September 1997. She was with First Interstate Bank of California from 1985 to April 1996, and served as an Executive Vice President from May 1991 to April 1996 in various retail banking management positions, including director of retail banking. Mr. Miranda has served as an officer of Ahmanson and/or one of its subsidiaries for more than five years.

  The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Executive Committee is composed of Byron Allumbaugh, Richard M. Bressler, Charles R. Rinehart (Chairperson), Arthur W. Schmutz and Bruce G. Willison and held no meetings during 1997. The Audit Committee is composed of Harold A. Black, John E. Bryson, David R. Carpenter, Richard L. Nolan, Frank M. Sanchez, Arthur W. Schmutz and William D. Schulte (Chairperson). The Compensation Committee is composed of Byron Allumbaugh, Richard M. Bressler (Chairperson), Phillip D. Matthews, Delia M. Reyes and Elizabeth A. Sanders. The Nominating Committee is composed of Byron Allumbaugh (Chairperson), Richard M. Bressler, Richard L. Nolan, Delia M. Reyes, Charles R. Rinehart, Frank M. Sanchez and Bruce G. Willison.

  The Audit Committee held five meetings in 1997. The function of the Audit Committee is to provide oversight to the audit plan and the internal audit activities of Ahmanson, to review and evaluate the audit plan and the scope of audit procedures employed by Ahmanson's independent auditors, to review and evaluate audit reports rendered by both Ahmanson's independent auditors and its internal staff and to approve the audit fee charged by the independent auditors. The Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of independent auditors.

  The Compensation Committee held five meetings in 1997. The primary function of the Compensation Committee is to determine the compensation of officers of Ahmanson and the executive officers of its subsidiaries, to administer and grant awards under Ahmanson's 1993 Stock Incentive Plan and to administer Ahmanson's 1984 Stock Incentive Plan.

  The Nominating Committee held two meetings in 1997. The function of the Nominating Committee is to seek, evaluate and recommend to the Board of Directors qualified individuals for election to the Board of Directors by the stockholders, or by the Board of Directors to fill vacancies on the Board whenever vacancies occur or whenever the Nominating Committee or the Board of Directors considers it advisable to add or change directors. The Nominating Committee also advises the Board of Directors on matters pertaining to the size and composition of the Board of Directors. The Nominating Committee will consider nominees for director whose names are timely submitted by holders of Ahmanson Common Stock in writing addressed to the Chairperson of the Nominating Committee accompanied by such information regarding the nominee as would be required under the rules of the Securities and Exchange Commission were the stockholder soliciting proxies with regard to the election of such nominee.

  In 1997 the Board of Directors held nine meetings. All directors attended at least 75 percent of the meetings held during 1997 by the Board of Directors and the committees on which they served.

  Arthur W. Schmutz, a director of Ahmanson and Home Savings and a member of Ahmanson's Executive and Audit Committees, is a retired partner of the law firm of Gibson, Dunn & Crutcher, which has represented Ahmanson and its subsidiaries for more than the past year and continues to do so.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following information sets forth the number of shares of Ahmanson Common Stock beneficially owned as of June 30, 1998 by each of the present directors and nominees of the Nominating Committee of the Board of Directors, each of the individuals included in the "Summary Compensation Table" below and all directors, nominees and executive officers as a group. No director or executive officer owns Depositary Shares representing interests in Ahmanson's Preferred Stock. Ahmanson knows of no beneficial owners of more than five percent of the outstanding shares of Ahmanson Common Stock as of June 30, 1998.

   NAME OR NUMBER OF       NUMBER OF                VOTING               PERCENT OF
    PERSONS IN GROUP      SHARES OWNED OPTIONS(1) POWER ONLY     TOTAL    CLASS(2)
   -----------------      ------------ ---------- ----------   --------- ----------
Byron Allumbaugh........     12,500       9,000        --         21,500     --
Anne-Drue M. Anderson...      5,589      56,869        --         62,458     --
Harold A. Black.........        --          --         --            --      --
Richard M. Bressler.....     22,000      17,000        --         39,000     --
John E. Bryson..........        --          --         --            --      --
David R. Carpenter......        290       8,665        --          8,955     --
Madeleine A. Kleiner....      4,468      13,220        --         17,688     --
Raymond R. Martin.......     67,000         --         --         67,000     --
Phillip D. Matthews.....      1,000       1,364        --          2,364     --
Richard L. Nolan........      1,000         --         --          1,000     --
Delia M. Reyes..........        --          128        --            128     --
Charles R. Rinehart.....     80,848     163,614    837,454(3)  1,081,916     --
Frank M. Sanchez........      2,000       4,849        --          6,849     --
Elizabeth A. Sanders....      7,000         --         --          7,000     --
Arthur W. Schmutz.......      5,000       9,000        --         14,000     --
William D. Schulte......      2,500      13,000        --         15,500     --
Kevin M. Twomey.........     12,010     193,450        --        205,460     --
Bruce G. Willison.......     30,000      82,071        --        112,071     --
All directors and
 executive officers as a
 group (24 persons).....    279,097     714,614    837,454     1,831,165    1.62%

--------
(1) Represents shares subject to options which are presently exercisable or exercisable within 60 days of June 30, 1998.

(2) Percentage information is omitted for those individuals whose beneficially owned shares represent less than one percent of the outstanding shares of Ahmanson Common Stock.

(3) Mr. Rinehart has disclaimed beneficial ownership of such shares because his interest in such shares is limited to an irrevocable proxy from Wells Fargo Bank, as trustee. The trust instruments covering such shares provide that the trustee shall grant to the Chairman of the Board of Ahmanson upon request a proxy to vote such shares, and the trustee has granted an irrevocable proxy for a term of seven years, expiring in January 2001, to Mr. Rinehart as Chairman of the Board and his successors as Chairman of the Board.

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation for services rendered in all capacities to Ahmanson and its subsidiaries earned during the years indicated by each of Ahmanson's Chief Executive Officer and the four most highly compensated executive officers of Ahmanson (other than the Chief Executive Officer) who were employed by Ahmanson as of December 31, 1997 (collectively referred to as the "named executive officers").

                         SUMMARY COMPENSATION TABLE(1)

                                    ANNUAL COMPENSATION            LONG-TERM COMPENSATION(2)
                              -------------------------------- ---------------------------------
                                                                       AWARDS          PAYOUTS
                                                               ---------------------- ----------
                                                  OTHER ANNUAL RESTRICTED SECURITIES
                                                  COMPENSATION   STOCK     UNDERLYING    LTIP     ALL OTHER
   NAME AND PRINCIPAL          SALARY    BONUS       AWARDS      AWARDS     OPTIONS/   PAYOUTS   COMPENSATION
        POSITION         YEAR   ($)      ($)(3)      ($)(4)      ($)(5)    SARS(#)(6)   ($)(7)      ($)(8)
   ------------------    ---- -------- ---------- ------------ ---------- ----------- ---------- ------------
Charles R. Rinehart..... 1997 $842,501 $1,900,000   $    --     $    --      42,692   $1,161,278   $228,549
 Chairman of the         1996  760,000    891,763        --          --     136,759      778,058    214,476
 Board and Chief         1995  760,008    851,200        --      370,427    208,613      795,150    178,647
 Executive Officer
Bruce G. Willison(9).... 1997  600,000    936,000        --          --      22,602      614,790        --
 President and Chief     1996  322,602    308,007        --      584,375    159,469      273,000        --
 Operating Officer       1995      --         --         --          --         --           --         --
Kevin M. Twomey......... 1997  465,417    733,200        --          --      17,705      577,903    120,626
 Vice Chairman and       1996  415,008    438,258        --          --      71,570      424,864     98,782
 Chief Financial Officer 1995  381,254    327,600        --      213,842     90,234      340,031     74,566
Madeleine A.
 Kleiner(10)............ 1997  347,917    477,750    368,268         --      13,184      412,423        --
 Senior Executive Vice   1996  325,008    321,765     80,026         --      55,669      324,409        --
 President, Chief        1995  210,517    225,225        --      108,908     55,175      113,344        --
 Administrative Officer,
 General Counsel and
 Secretary
Anne-Drue M.
 Anderson(11)........... 1997  322,917    436,800        --          --      21,426      350,350     28,929
 Executive Vice          1996  300,000    297,007        --          --      51,278      322,481     22,302
 President               1995  273,758    246,960        --      131,357     63,052      244,125     15,078

--------
(1) Includes bonuses and long-term compensation payouts earned in the performance measurement period ending on December 31 of such year although the payout was not authorized by the Compensation Committee until the following year.

(2) Stockholdings of Messrs. Rinehart, Willison and Twomey and Mmes. Kleiner and Anderson of 15,197, 25,000, 8,773, 4,468 and 5,389 shares, respectively, were subject to vesting restrictions, and had a net market value at December 31, 1997 of $1,017,249, $1,673,438, $587,243, $299,077
    and $360,726, respectively, not accounting for the effect of the vesting restrictions. Except for Mr. Willison, who received a restricted stock award upon joining Ahmanson in 1996, all such stock represents shares issued as payouts under Ahmanson's 1993 Stock Incentive Plan and was reflected in the table under the heading "Restricted Stock Awards" for the year granted.

(3) Portions of the awards granted pursuant to the Executive Short-Term Incentive Plan and Executive Long-Term Incentive Plan were not tax qualified but all were tax deductible for Ahmanson.

(4) Excludes compensation in the form of other personal benefits, which, for each of the named executive officers, other than Ms. Kleiner in 1996 and 1997, did not exceed the lesser of $50,000 or 10 percent of the total of annual salary and bonus reported for each year. Other Annual Compensation for Ms. Kleiner includes $358,049 and $70,518 in 1997 and 1996, respectively, for reimbursement of relocation expenses and payment of taxes related to relocation assistance.

(5) The 33,827 restricted stock award shares granted to Messrs. Rinehart and Twomey and Mmes. Kleiner and Anderson for 1995 were granted in February 1996. The 25,000 restricted stock award shares granted to

     Mr. Willison for 1996 were granted in April 1996. Restricted stock award shares granted for 1995 and 1996 vest in three equal annual installments beginning three years after the grant. Dividends are paid on restricted stock award shares prior to the lapse of restrictions to the same extent that dividends are paid on all other shares of Ahmanson Common Stock. All restricted stock award shares which are unvested will vest immediately upon a change in control of Ahmanson.

 (6) In 1994 Ahmanson adopted an amendment of its Executive Long-Term Incentive Plan which, among other things, changed the timing of grants of options from the end to the beginning of the performance measurement period. Therefore, for 1995 includes option grants made as awards under the Executive Long-Term Incentive Plan for the 39-month performance period ended December 31, 1995, option grants under the plan, as amended, for the three-year performance periods beginning January 1, 1996, and an additional option grant made to Ms. Kleiner in connection with her joining Ahmanson. In 1996 Ahmanson adopted an amendment which deleted the provision for stock option awards at the beginning of the performance measurement period and adopted Stock Option Award Guidelines. Therefore, for 1996 includes option grants made as awards under the Plan for the 39-month performance period ended December 31, 1996, options granted under the Stock Option Award Guidelines and an additional option grant made to Mr. Willison in connection with his joining Ahmanson. For 1995 and 1996 includes options granted in lieu of cash contributions under the 1989 Contingent Deferred Compensation Plan. For 1997 includes option grants made pursuant to the Stock Option Award Guidelines and includes an additional option grant made to Ms. Anderson in October 1997 as a special award in recognition of her new responsibilities as the director of residential lending.

 (7) For 1995, 1996 and 1997, represents the cash component of payouts pursuant to Ahmanson's Executive Long-Term Incentive Plan for the 39-month performance period ended December 31, 1995, the 39-month performance period ended December 31, 1996, and the 36-month performance period ended December 31, 1997, respectively. Ahmanson's Executive Long-Term Incentive Plan provides for mandatory deferral of that portion of a cash payout for which Ahmanson would not be allowed a tax deduction pursuant to Section 162(m) of the Internal Revenue Code. Pursuant to this provision, $573,000 of Mr. Rinehart's payout for 1995 was deferred. No deferrals were made in 1996 or 1997.

 (8) Includes for 1997 the value to the participant of premiums paid by Ahmanson under the Senior Executive Life Insurance Plan.

 (9) Mr. Willison became an executive officer of Ahmanson in May 1996.

(10) Ms. Kleiner became an executive officer of Ahmanson in May 1995.

(11) Ms. Anderson became an executive officer of Ahmanson in March 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information with respect to stock options granted to the named executive officers during 1997.

                                                      INDIVIDUAL GRANTS
                         ---------------------------------------------------------------------------
                                          PERCENTAGE OF
                         NUMBER OF SHARES TOTAL OPTIONS
                            UNDERLYING     GRANTED TO                                  GRANT DATE(1)
          NAME           OPTIONS GRANTED    EMPLOYEES   EXERCISE PRICE EXPIRATION DATE PRESENT VALUE
          ----           ---------------- ------------- -------------- --------------- -------------
Charles R. Rinehart.....      42,692          4.00%        $61.1875       12/06/07      $1,031,439
Bruce G. Willison.......      22,602          2.11          61.1875       12/06/07         546,064
Kevin M. Twomey.........      17,705          1.65          61.1875       12/06/07         427,753
Madeleine A. Kleiner....      13,184          1.23          61.1875       12/06/07         318,525
Anne-Drue M. Anderson...      10,000          0.93          58.3750       11/06/07         232,900
                              11,426          1.07          61.1875       12/06/07         276,052

--------
(1) Options which expire on November 6, 2007 and December 6, 2007 were granted on October 6, 1997 and November 6, 1997, respectively. Present values were calculated using the Black-Scholes option valuation model with the following assumptions:

                                                OCTOBER 6, 1997 NOVEMBER 6, 1997
                                                     GRANT           GRANT
                                                --------------- ----------------
   Term........................................    10 years         10 Years
   Exercise price..............................      $58.38           $61.19
   Volatility..................................          28%            27.1%
   Dividend yield..............................        1.51%            1.44%
   Risk-free interest rate.....................        6.14%            6.03%
   Discount for forfeiture risk................         5.9%             5.9%

    The actual value, if any, which a named executive officer may realize will be based upon the difference between the market price of Ahmanson Common Stock on the date of exercise and the exercise price. The dividend yield assumption is based upon the dividend rate on the respective grant dates. There is no assurance that the assumed dividend rate will be maintained or that the actual realized value will be at or near the value estimated by the Black-Scholes model.

  The October 6, 1997 grant to Ms. Anderson was a special award in recognition of her new responsibilities as the director of residential lending. The November 6, 1997 grants were issued under the 1993 Stock Incentive Plan and were made pursuant to the Stock Option Award Guidelines, which provide for annual awards based on a percent of base salary ranging from 25% to 100% using a Black-Scholes valuation model.

  The options become exercisable six months after grant (except for the options granted to Ms. Anderson on October 6, 1997, which become exercisable with respect to one-third of their underlying shares on each of the first, second and third anniversaries of their grant) or, if earlier, in full upon the employee's death, disability or normal retirement or a change in control of Ahmanson. The options expire three months after termination of employment other than as a result of death, disability or retirement or, in the event of a change in control of Ahmanson, ten years and one month after the date of the employee's option agreement. Payment of tax withholding obligations may be satisfied by withholding shares otherwise issuable upon exercise.

        AGGREGATED OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUES

  The following table sets forth certain information with respect to exercises by the named executive officers of stock options and stock appreciation rights ("SARs") during 1997 and the value of all unexercised employee stock options and SARs as of December 31, 1997 held by the named executive officers.

                                                 NUMBER OF SHARES      VALUE OF UNEXERCISED IN-
                          SHARES              UNDERLYING UNEXERCISED   THE-MONEY OPTIONS/SARS AT
                         ACQUIRED                  OPTIONS/SARS           FISCAL YEAR-END(1)
                            ON      VALUE    ------------------------- -------------------------
NAME                     EXERCISE  REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------- ---------- ----------- ------------- ----------- -------------
Charles R. Rinehart.....  36,423  $1,572,045   587,846      42,692     $25,660,536   $256,152
Bruce G. Willison.......  20,000     728,750   139,469      22,602       5,445,563    135,612
Kevin M. Twomey.........  40,500   1,416,278   236,001      17,705       9,938,775    106,230
Madeleine A. Kleiner....  20,000     487,500    90,844      13,184       3,327,642     79,104
Anne-Drue M. Anderson...  75,903   2,550,747    82,010      21,426       2,976,722    156,681

--------
(1) The actual amount realized from unexercised options is dependent upon the price of Ahmanson Common Stock at the time shares obtained upon exercise of such options are sold and, as to unexercisable options, whether restrictions upon exercise of such options lapse.

LONG-TERM INCENTIVE PLAN

  Under Ahmanson's Executive Long-Term Incentive Plan, senior executives of Ahmanson and its subsidiaries who are designated by the Compensation Committee are assigned a cash target award opportunity expressed as a percentage of base annual salary in the last year of the three-year performance measurement period.

  The Plan also has provided for the grant of nonqualified stock options relating to Ahmanson Common Stock which are granted at the beginning of the performance measurement period (provided, however, that for performance measurement periods commencing before January 1, 1994, any grants of options were made at the end of the performance measurement period). In November 1996 this plan was amended to delete the provision for stock option awards at the beginning of each performance cycle.

  The following table sets forth certain information as to target cash award opportunities under the Executive Long-Term Incentive Plan. Actual payout amounts will be based upon total stockholder return. Notwithstanding the satisfaction of such criteria, the Compensation Committee may, in its discretion, reduce the cash amount paid based upon an assessment of the executive's performance during the last 12 months of the performance measurement period and/or the performance of the business unit or organizational area of Ahmanson and its subsidiaries that directly employs the participant, if the performance of Ahmanson and its subsidiaries is not adequately reflected in the objective measures previously determined by the Compensation Committee and/or if Home Savings' core capital is below the level mandated by law. Estimated future payout amounts indicated are calculated using the named executive officers' current salaries.

            LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                     ESTIMATED FUTURE PAYOUTS
                                    PERFORMANCE                UNDER
                                  OR OTHER PERIOD   NON-STOCK PRICE-BASED PLANS
                                  UNTIL MATURATION -----------------------------
      NAME                           OF PAYOUT     THRESHOLD  TARGET   MAXIMUM
      ----                        ---------------- --------- -------- ----------
   Charles R. Rinehart...........     3 years      $425,000  $850,000 $1,275,000
   Bruce Willison................     3 years       236,250   472,500    708,750
   Kevin M. Twomey...............     3 years       236,250   472,500    708,750
   Madeleine A. Kleiner..........     3 years       140,625   281,250    421,875
   Anne-Drue M. Anderson.........     3 years       121,875   243,750    365,625

RETIREMENT PLANS

  Retirement Plan. Ahmanson's Retirement Plan is a qualified, noncontributory, defined benefit retirement plan governed by the Employee Retirement Income Security Act of 1974. The Retirement Plan is administered by a committee appointed by the Board of Directors. With some exceptions, all employees of Ahmanson and its participating subsidiaries (including officers) are eligible to participate provided they meet certain age and service requirements.

  The following table illustrates the estimated annual retirement benefits payable under the Retirement Plan to participants in the following specific average annual earnings and years of service classifications. Benefits under the Retirement Plan are reduced in part to the extent a participant receives Social Security benefits. Benefits paid to a participant in the Retirement plan who is also a participant in Ahmanson's Supplemental Executive Retirement Plan ("SERP") or Senior Supplemental Executive Retirement Plan reduce any benefit payable to such participant under the SERP or Senior Supplemental Executive Retirement Plan by 100 percent of the amount of the benefit under the Retirement Plan.

                                         YEARS OF CREDITED SERVICE
                           -----------------------------------------------------
     FINAL AVERAGE
      EARNINGS                15       20       25       30       35       40
     -------------         -------- -------- -------- -------- -------- --------
     $125,000              $ 37,338 $ 49,785 $ 65,355 $ 80,926 $ 87,177 $ 93,426
      150,000                45,463   60,618   79,522   98,426  105,926  113,426
      175,000                53,588   71,451   93,688  115,926  124,676  130,000
      200,000                61,713   82,285  107,855  130,000  130,000  130,000
      225,000                69,838   93,118  122,022  130,000  130,000  130,000
      250,000                77,963  103,951  130,000  130,000  130,000  130,000
      300,000                94,213  125,618  130,000  130,000  130,000  130,000
      350,000               110,463  130,000  130,000  130,000  130,000  130,000
      400,000               126,713  130,000  130,000  130,000  130,000  130,000
      450,000               130,000  130,000  130,000  130,000  130,000  130,000
      500,000 (and above)   130,000  130,000  130,000  130,000  130,000  130,000

  Benefits are paid to or on behalf of each participant upon retirement, normally at age 65, and under certain circumstances upon death or disability. The Retirement Plan provides for an annual benefit equal to 65 percent of final average annual earnings reduced by 40 percent of the participant's Social Security benefits. "Final average annual earnings" is the annual average compensation paid to a participant during the final 120 months of employment, consisting of salary and cash bonuses, subject to certain adjustments and a cap as to the amount of compensation which may be included for each year, currently $160,000. If the participant has fewer than 30 years of credited service in the Retirement Plan, the participant's final average earnings are proportionately reduced. Benefits shown in the table above are stated in the form of a single life annuity benefit payment option and assume commencement of benefits at normal retirement age (age 65). Participants with more than 20 years of credited service receive an additional benefit amount equal to 1/2 of 1 percent of final average earnings for each year of credited service in excess of 20. Participants with more than 30 years of credited service receive an additional 1/2 of 1 percent of final average annual earnings for each year of credited service in excess of 30. However, in no event may a participant's benefits exceed the maximum amount permitted under the Internal Revenue Code, which for 1997 was $130,000. Retirement benefits generally vest after five years or upon the participant's 65th birthday while employed by Ahmanson or a participating subsidiary. The benefits payable under the Retirement Plan are actuarially adjusted to reflect the form of payment elected by the participant and are subject to limitations on maximum benefits imposed by applicable law. As of June 30, 1998 the full years of credited service for Messrs. Rinehart, Willison and Twomey and Mmes. Kleiner and Anderson were 8, 1, 4, 2 and 4, respectively.

  Supplemental Executive Retirement Plan. Ahmanson's SERP is a noncontributory defined benefit, nonqualified plan under which Ahmanson pays benefits to certain officers of Ahmanson and its subsidiaries designated by the Compensation Committee of the Board of Directors in an amount equal to a specified percentage of the participant's average annual earnings for the 36 consecutive months during the final ten years of the participant's employment which produce the highest average annual earnings.

  The following table illustrates the estimated annual retirement benefits payable under the SERP to participants in the following specific average annual earnings and years of service classifications. Benefits under the SERP are reduced to the extent a participant receives benefits from primary Social Security or Ahmanson's Retirement Plan.

                          YEARS OF CUMULATIVE SERVICE
                          ----------------------------
             THREE YEAR
              AVERAGE
               ANNUAL                         15 AND
              EARNINGS       5        10       OVER
             ----------   -------- -------- ----------
              $ 250,000   $ 50,000 $100,000 $  150,000
                500,000    100,000  200,000    300,000
                750,000    150,000  300,000    450,000
               1,000,000   200,000  400,000    600,000
               1,250,000   250,000  500,000    750,000
               1,500,000   300,000  600,000    900,000
               1,750,000   350,000  700,000  1,050,000

  The participant's average annual earnings include salary, annual bonuses under the Ahmanson Executive Short-Term Incentive Plan and the cash value of any stock option awards made in lieu of contingent deferred compensation grants. The compensation for purposes of the SERP of each of the named executive officers is substantially equivalent to the respective amounts set forth in the Summary Compensation Table under the headings "Salary" and "Bonuses".

  The annual benefit payable to a participant under the SERP is equal to four percent of the participant's average annual earnings multiplied by the participant's years of cumulative service, subject to a maximum of 15 years of cumulative service except for determination of whether a participant is entitled to benefits upon early retirement. Service must generally continue to at least the participant's normal retirement date for a participant to receive full benefits under the SERP. However, a participant may retire early and receive reduced benefits upon early retirement if the sum of the participant's age and years of service equals at least 75 and the participant is at least
55. The SERP provides for accelerated accrual and vesting of participants' interests in the event of a change in control of Ahmanson. Benefits generally commence under the SERP upon the participant's retirement and are paid on a modified joint and survivor basis, which provides for a lesser annual benefit to the participant's designated beneficiary upon the death of the participant. The SERP provides for a pre-retirement survivor benefit equal to the survivor benefits a participant's spouse would have received if the participant had elected early retirement, offset by executive life insurance. The SERP permits participants to elect to receive a lump sum benefit, equal to 90 percent of the present value of the participant's accrued benefits at any time after retirement or 100 percent of the present value of the participant's accrued benefits upon retirement if the election is made in a timely manner before retirement. Mr. Rinehart was granted additional years of service for purposes of the Supplemental Executive Retirement Plan and has more than the maximum 15 full years of cumulative service. Mr. Willison was granted seven years of service for purposes of the Supplemental Executive Retirement Plan in connection with his joining Ahmanson. As of June 30, 1998 the full years of cumulative service for Messrs. Willison and Twomey and Mmes. Kleiner and Anderson were 9, 5, 3 and 4, respectively. Mr. Twomey and Mmes. Kleiner and Anderson were granted 5, 4 and 2 additional years of service, respectively, for purposes of the Supplemental Executive Retirement Plan, which vest upon the earlier of 3 years or termination of employment other than for cause.

  Senior Supplemental Executive Retirement Plan. Certain officers of Ahmanson and its subsidiaries, as designated by the Compensation Committee, participate in an auxiliary version of the SERP, the Senior Supplemental Executive Retirement Plan, under which a portion of the amount otherwise payable to the participant under the SERP is offset by the participant's interest in the cash value of split-dollar life insurance policies purchased under Ahmanson's Senior Executive Life Insurance Plan. The post-retirement survivor benefit payable to the participant's designated beneficiary is equal to the amount which would have been payable under Ahmanson's SERP reduced by the additional post-retirement death benefit payable under Ahmanson's Senior Executive Life Insurance Plan. The pre-retirement survivor benefit payable to the participant's designated beneficiary is equal to the amount which would have been payable under Ahmanson's SERP reduced by the death benefit payable under Ahmanson's Senior Executive Life Insurance Plan.

EMPLOYMENT AGREEMENTS

  Ahmanson has entered into employment agreements with each of its executive officers. Such agreements generally provide for continually renewed terms of employment and for minimum annual salaries, payable regardless of the disability of the employee and under certain circumstances payable for a period of time after the termination of the officer's actual employment. The agreements with Messrs. Rinehart, Willison and Twomey and Mmes. Kleiner and Anderson provide for minimum annual salaries of $850,000, $630,000, $630,000, $375,000 and $325,000, respectively.

  The employment agreements with Messrs. Rinehart, Willison and Twomey and Mmes. Kleiner and Anderson also provide that the employee may terminate the agreement at any time with or without cause. Cause includes, among other things, Ahmanson's failure to perform its obligations under the employment agreement. Upon termination by the employee with cause or termination by Ahmanson without cause, as defined in the employment agreements, Ahmanson is obligated to pay or provide the employee, for a specified period of time after the date of termination, his or her current salary, his or her current medical and other insurance type benefits, continuation of vesting of all unvested restricted stock, stock options, SARs and certain deferred compensation awards and continuation of accrual and vesting of SERP and Senior Supplemental Executive Retirement Plan benefits. Such benefits will be paid or provided to each of the named executive officers for a period of three years. Special provisions apply in the event of the employee's death or receipt of any salary, cash bonus or other benefits from another employer during the specified period unless such termination occurs after a change in control.

  The employment agreements with the named executive officers provide for a 30-day period one year after a change in control during which a voluntary termination of employment will trigger severance benefits and include the annual bonuses as part of the compensation afforded severance protection. Severance benefits are also triggered if the officer's employment is terminated without cause or in the event the officer terminates employment for good reason, as defined in the agreement. Upon a change in control, the agreements add service and vesting credits under Ahmanson's SERP equal to the remaining term of the agreement. In addition, all restricted stock, stock options, SARs, contingent deferred compensation and similar grants which are unvested immediately vest upon a change in control. The agreements contain a gross-up provision for federal excise taxes on excess parachute payments after a change in control.

                           COMPENSATION OF DIRECTORS

  Directors who are also employees of Ahmanson or any of its subsidiaries receive no additional compensation for their services as directors, including service on committees of the Board of Directors. Each other director receives an annual fee of $24,000 for serving on the Board of Directors and $1,500 for each meeting of the Board of Directors attended. Each member of the Executive Committee receives an annual fee of $3,000 and each member of the Audit, Compensation, Nominating and Technology Committees receives an annual fee of $2,400 for each such committee on which the director serves. Each Chairperson of the Audit, Compensation, Nominating and Technology Committees receives an additional fee of $9,900. Each director receives an additional payment of $600 for each committee meeting attended. Directors, and in limited circumstances, their spouses, are reimbursed for travel and other expenses related to attendance at Board of Directors and committee meetings.

  Directors of Ahmanson who are not employees of Home Savings or any of its subsidiaries receive additional fees for attending meetings of the Board of Directors of Home Savings that are not held jointly with meetings of the Ahmanson Board of Directors. The Board of Directors of Home Savings held seven meetings during 1997 separately from the Ahmanson Board of Directors.

  Ahmanson's Outside Director Retirement Plan is a nonqualified retirement plan for directors of Ahmanson who are not also employees of Ahmanson or any of its subsidiaries. Under the Plan a participating director receives an annual retirement benefit equal to the director's annual fee during the 12 month period immediately preceding the participant's retirement from the Board. Benefits under this Plan generally are payable for a period equal to the participant's aggregate years and months of service on the Board of Directors plus time spent in certain governmental service, with a lifetime benefit payable to participants with 15 or more years of service. Benefit payments commence when the participant ceases being a director. Upon the death of the participant, the participant's designated beneficiary is entitled to 50 percent of the benefits otherwise payable to the participant. Such death benefits commence one month after the participant's death and continue for the payment period applicable to the participant or, if the participant had already begun receiving benefits under the Plan, for the participant's remaining payment period with a maximum of 15 years of payment. The Plan permits participants to elect to receive a lump sum benefit equal to 90 percent of the present value of the participant's accrued benefits at any time after retirement or 100 percent of the present value of the participant's accrued benefits upon retirement if the election is made in a timely manner before retirement.

  Ahmanson's 1996 Nonemployee Directors' Stock Incentive Plan (the "1996 Plan") provides for the grant of stock options to any director of Ahmanson who is not an employee of Ahmanson or any of its present or future parent or subsidiary corporations (a "Nonemployee Director"). Whenever any person becomes a Nonemployee Director, such person is granted automatically options, the date of grant of which is the date such person becomes a Nonemployee Director, to purchase 2,000 shares of Ahmanson Common Stock. In addition, on the first business day of each calendar year during the term of the 1996 Plan, each Nonemployee Director then in office is automatically granted options to purchase 2,000 shares of Ahmanson Common Stock. However, no Nonemployee Director may receive in any calendar year under the foregoing provisions of the 1996 Plan options to purchase more than 2,000 shares of Ahmanson Common Stock.

  Additional options will be granted automatically on the first business day of each calendar year to any Nonemployee Director who files with Ahmanson an irrevocable election to receive options in lieu of all or part of annual directors' fees to be earned in each succeeding calendar year.

  Options granted under the 1996 Plan may be exercisable for a term no longer than ten years and one month. The options become exercisable one year after grant (six months for options granted in lieu of directors' fees) as to half of the shares subject to the options and two years (one year for options granted in lieu of directors' fees) after grant as to the balance of the shares or, if earlier, in full upon the director's death, disability or normal retirement or a change in control of Ahmanson, and expire three months after termination of directorship other than as a result of death, disability or normal retirement or, in the event of a change in control of Ahmanson, ten years and one month after the date of the director's option agreement.

  Ahmanson's 1996 Nonemployee Directors' Stock Incentive Plan replaced the 1988 Plan pursuant to which directors had received options with substantially similar terms.

  In March 1997, the Board of Directors adopted stock ownership guidelines for Ahmanson's directors providing for ownership of Ahmanson Common Stock by the end of a five-year period. The guidelines for directors provide for the ownership of Ahmanson Common Stock by each director in an amount equal to five times their annual retainer.

  Ahmanson also provides at no charge to its nonemployee directors health and dental benefits substantially comparable to those afforded to its employees under Ahmanson's group insurance plans and provides retiree health benefits at no charge.

                             CERTAIN TRANSACTIONS

  For many years Home Savings had a home loan program under which directors, officers and employees of Home Savings, Ahmanson and certain affiliated companies could obtain loans, secured by a first deed of trust on the borrower's principal residence, at a fixed rate at least one percent above Home Savings' cost of funds for the first six months and adjusted thereafter based upon changes in the monthly weighted average cost of funds of savings institutions headquartered in the Eleventh District of the Federal Home Loan Bank System as long as the borrower remained, or retired as, a director, officer or employee of Home Savings, Ahmanson or certain affiliated companies. The current program prohibits directors, executive officers and certain other senior officers from obtaining loans at a discounted rate.

  The following table sets forth as to each present executive officer of Ahmanson who had a home loan from Home Savings under this home loan program
(i) the largest aggregate indebtedness outstanding from January 1, 1997 to June 30, 1998, (ii) the amount of such indebtedness outstanding on June 30, 1998 and (iii) the rate of interest on such indebtedness on June 30, 1998. No present director of Ahmanson had a home loan from Home Savings under this home loan program.

                                   HIGHEST       UNPAID BALANCE INTEREST RATE ON
                              INDEBTEDNESS SINCE  ON JUNE 30,       JUNE 30,
   NAME                       DECEMBER 31, 1996       1998            1998
   ----                       ------------------ -------------- ----------------
   George Miranda............      $194,967         $186,429         5.903%

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee during 1997 were Byron Allumbaugh, Richard M. Bressler, Phillip D. Matthews, Delia M. Reyes and Elizabeth A. Sanders.

  Certain directors, including two members of the Compensation Committee, officers and stockholders of Ahmanson and their associates were depositors, borrowers and customers of and engaged in transactions with Home Savings and certain other subsidiaries of Ahmanson in the ordinary course of business during 1997. Similar transactions are expected to occur in the future. All such loans and transactions with members of the Compensation Committee were made on substantially the same terms, including interest rates, fees and security, as those prevailing at the time for comparable loans and transactions with other persons and did not involve more than the normal risk of collectibility or present any other unfavorable features.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors, which is comprised exclusively of nonemployee directors, is responsible for developing Ahmanson's executive compensation policies, administering Ahmanson's various management incentive programs, and making recommendations to the Board with respect to those policies and programs. In addition, the Committee determines the compensation paid to the Chief Executive Officer and to each of the other senior officers of Ahmanson.

EXECUTIVE COMPENSATION POLICY

  The policy of the Committee is to closely link the compensation of Ahmanson's executive officers to Ahmanson's financial performance and the total returns (price appreciation and dividends) generated for Ahmanson's stockholders. To this end, it is the Committee's policy to generally position executive officer salaries at median competitive levels and to rely on variable, performance-based incentives to play a significant role in determining total compensation. Based on this policy, Ahmanson's financial and stockholder return performance generally must exceed the median performance of other comparable financial institutions before executive total compensation exceeds median competitive practice.

  In March 1997, the Compensation Committee adopted in principle stock ownership guidelines for Ahmanson's executive and certain other senior officers providing for the ownership of Ahmanson Common Stock by the end of a five-year period. The guidelines were finalized in January 1998. The guidelines provide for the ownership of Ahmanson Common Stock in an amount equal to five times salary by the chief executive officer, the chief operating officer, the chief financial officer and the chief administrative officer, three times salary for the executive vice presidents, and one times salary for certain other senior officers.

  The key components of Ahmanson's executive compensation program include base salary, an annual incentive plan tied to the annual performance of Ahmanson and the individual participant, and a long-term incentive program consisting of annual stock option grants and a cash award opportunity with payment based on Ahmanson's total stockholder return performance over a three-year period. Earned awards for 1997 were payable partly in stock and partly in cash. The November 1997 awards reflected above under the caption "Option Grants In Last Fiscal Year" were made pursuant to the Stock Option Award Guidelines. In keeping with the Committee's policy of linking executive officer pay closely to performance, approximately 72 percent of the target total compensation of Ahmanson's senior executive officer group consists of variable, performance-based compensation delivered through the annual bonus and long-term incentive plans.

  As described earlier in this Proxy Statement, each of Ahmanson's executive officers is covered by an employment agreement which, among other things, specifies a minimum annual base salary for each officer. See "Employment Agreements" above. The Committee may, in its discretion, increase base salaries above the minimum level specified in the agreements, but, in the absence of cause, may not thereafter decrease salaries below those levels.

  Based on external compensation information provided by Towers Perrin, Ahmanson's benefits advisor, the current base salaries of Ahmanson's senior executive officer group as a whole fell within approximately 10 percent of the median base salaries of other comparable organizations. The target total compensation (the sum of base salary, the target annual incentive opportunity and the target value of long-term incentives) of the group also falls near the market median.

  Under the 1993 Omnibus Budget Reconciliation Act ("OBRA"), income tax deductions of publicly-traded companies may be limited to the extent that total compensation (including base salary, annual and longer-term incentives, gains from stock option exercises and certain benefits) for certain executive officers exceeds $1 million. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the compensation committee must certify that the performance goals were achieved before payments can be made.

  It is the intent of the Committee to structure Ahmanson's compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance-based" or are exempt for other reasons. However, Ahmanson may in limited circumstances pay compensation which is not deductible if the Committee determines it is justified in doing so.

EXECUTIVE SHORT-TERM INCENTIVE PLAN

  Ahmanson's Executive Short-Term Incentive Plan provides for an annual cash award opportunity based on actual company performance compared to budget, subject to reduction of actual awards at the discretion of the Compensation Committee. Performance measures for 1997 were Ahmanson's earnings per share and return on equity adjusted based on changes in the Cost of Funds Index of the 11th District of the Federal Home Loan Bank.

  Target annual incentive awards are established for each participant ranging from 100 percent of base salary for the chief executive officer and from 10 percent to 80 percent of base salary for other eligible employees.

Actual payments may vary from zero percent to 200 percent of the target award based on the level of company performance achieved, subject to reduction at the discretion of the Compensation Committee. For 1997 threshold awards equal to 40 percent of the target award were available for achievement equal to 60 percent of budgeted earnings per share and 60 percent of budgeted return on equity. Awards equal to 100 percent of the target award were available for achieving 100 percent of budgeted earnings per share and 100 percent of budgeted return on equity.

  For 1997 Ahmanson's earnings per share performance was 132 percent of budget and return on equity was 127 percent of budget, resulting in a formula payout to executives of 195 percent of target, subject to reduction at the discretion of the Compensation Committee.

EXECUTIVE LONG-TERM INCENTIVE PLAN

  Ahmanson's Executive Long-Term Incentive Plan for the three-year performance cycle ended December 31, 1997 provided its executives an award opportunity payable one-half in cash and one-half in stock options granted prior to the beginning of the period. The actual cash awards are based on Ahmanson's relative performance in total stockholder return ("TSR") over the three-year period compared to companies comprising the S&P 500 Index and the companies comprising the S&P Banks Composite Index.

  Similar to the annual incentive plan, cash target awards for each performance measurement period are established for each plan participant and range from 100 percent of base salary for the Chief Executive Officer and from 25 percent to 80 percent of base salary for other eligible senior officers. Except for certain awards that may be adjusted downward only, actual payments under the plan may vary from zero percent to 150 percent of the target award. A threshold payment equal to 50 percent of the target award is available for achieving 40th percentile relative performance, while target awards are available for achieving 50th percentile TSR performance.

  For the three year performance cycle ended December 31, 1997, Ahmanson's relative TSR performance equaled approximately the 67th percentile of the group. This performance resulted in a formula payout equal to 137 percent of the target opportunity, subject to reduction at the discretion of the Compensation Committee.

  In February 1998, target cash awards were established under the Executive Long-Term Incentive Plan for the performance measurement period beginning January 1, 1998. In November 1997, stock options were granted pursuant to the Stock Option Award Guidelines. The Guidelines provide for annual awards based on a percent of base salary ranging from 15% to 100% using a Black-Scholes valuation model. The table captioned "Options Granted in Last Fiscal Year" reflects the November 1997 grants under the Stock Option Award Guidelines.

CEO COMPENSATION

  Mr. Rinehart's salary was not increased in 1998 and was last increased in February 1997. Based on the competitive data for comparable positions provided by Towers Perrin, Mr. Rinehart's base salary fell within the range of median competitive practice for other comparative organizations.

  For the year ending on December 31, 1997, Mr. Rinehart was awarded 100 percent of his target opportunity under Ahmanson's annual incentive plan in the form of a cash payment of $1,900,000. Eighty-eight percent of the aggregate award was formula-based and the remainder was a discretionary non-tax qualified award. In determining to pay Mr. Rinehart an annual incentive award in addition to the formula-based amount, the Committee took into consideration his significant contributions to Ahmanson's success during 1997 and the implementation of financial and strategic actions.

  For the three-year performance measurement period ended on December 31, 1997, Mr. Rinehart received a cash award under Ahmanson's long-term incentive plan of $1,161,278 (100 percent of the target award) representing the amount generated by the plan formula based on Ahmanson's relative TSR performance over the period.

  The foregoing report has been approved by the following members of the
Committee:

                                          Byron Allumbaugh
                                          Richard M. Bressler
                                          Phillip D. Matthews
                                          Delia M. Reyes
                                          Elizabeth A. Sanders

  The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Ahmanson specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934 requires directors and certain officers of Ahmanson and persons who own more than 10% of the registered class of Ahmanson's equity securities to file with the Securities and Exchange Commission and any national securities exchange on which Ahmanson's equity securities are registered, initial reports of ownership and reports of changes in ownership of Ahmanson Common Stock and other equity securities of Ahmanson. Officers, directors and beneficial owners of more than 10% of Ahmanson's equity securities are required by regulations of the Securities and Exchange Commission to furnish Ahmanson with copies of all
Section 16(a) forms they file.

  To Ahmanson's knowledge, based solely upon a review of the copies of such forms furnished to Ahmanson and written representations that no other reports were required, during the 1997 fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than 10% of Ahmanson's equity securities were met in a timely manner.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH
               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          AMONG H.F. AHMANSON & COMPANY, S&P 500 INDEX AND PEER GROUP

                        [PERFORMANCE GRAPH APPEARS HERE]

                                                         S&P
Measurement Period           H.F. Ahmanson  S&P          Banks Composite
(Fiscal Year Covered)        & Company      500 Index    Index
-------------------          ----------     ---------     ----------
Measurement Pt-12/31/1992    $100           $100         $100
FYE 12/31/1993               $107           $110         $107
FYE 12/31/1994               $ 92           $111         $102
FYE 12/31/1995               $157           $153         $161
FYE 12/31/1996               $197           $187         $227
FYE 12/31/1996               $412           $249         $327

  The above stock performance graph illustrates Ahmanson's performance in total stockholder return over the period December 31, 1992 through December 31, 1997 relative to the Standard & Poors 500 Index and the Standard & Poors Banks Composite Index.

  Each line on the stock performance graph assumes that $100 was invested in Ahmanson Common Stock and the respective indices on December 31, 1992. The graph then tracks the value of these investments, assuming reinvestment of the dividends, through December 31, 1997. The cumulative total return shown on the performance graph indicates historical results only and is not necessarily indicative of future results.

  The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Ahmanson specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  KPMG Peat Marwick LLP ("Peat Marwick"), the independent certified public accountants for Ahmanson and its subsidiaries in 1997, have been selected by the Board of Directors to continue to serve Ahmanson in that capacity for 1998. Representatives of Peat Marwick are expected to be present at the Annual Meeting of Stockholders to make a statement should they desire to do so and will be available to respond to appropriate questions which may be asked by stockholders.

  Peat Marwick performs both audit and non-audit professional services for and on behalf of Ahmanson and its subsidiaries. During 1997 the audit services included examination of the consolidated financial statements of Ahmanson, examination of the financial statements of subsidiaries of Ahmanson and a review of certain filings with the Securities and Exchange Commission and other regulatory agencies.

       STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS

  If a change in control of Ahmanson does not occur and a 1999 Annual Meeting of Stockholders of Ahmanson is held, any eligible stockholder of Ahmanson wishing to have a proposal considered for inclusion in Ahmanson's 1999 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of Ahmanson on or before April 2, 1999 and satisfy the other requirements of Rule 14a-8 under the Securities Exchange Act of 1934. The Board of Directors of Ahmanson will review new proposals received by that date from eligible stockholders and will determine whether such proposals will be included in its 1999 proxy solicitation materials. Generally a stockholder is eligible to present proposals if such stockholder has been for at least one year the record or beneficial owner of at least one percent or $2,000 in market value of securities entitled to be voted on the proposal at the 1999 Annual Meeting of Stockholders and such stockholder continues to own such securities through the date on which the meeting is held. Notice of any proposals submitted by a stockholder outside the procedures of Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Secretary of Ahmanson not less than 60 days nor more than 120 days prior to the date of the 1999 Annual Meeting; however, if the first public disclosure of the date of the 1999 Annual Meeting is made less than 65 days prior to the date of such meeting, notice of a proposal will be timely if received by the Secretary of Ahmanson not later than the close of business on the 10th day following the day on which such public disclosure is first made. To be considered at the 1999 Annual Meeting of Stockholders, a stockholder proposal must comply with the requirements of Ahmanson's Bylaws.

                            H. F. AHMANSON & COMPANY

                     PROXY SOLICITED BY BOARD OF DIRECTORS

                      FOR ANNUAL MEETING OF STOCKHOLDERS

P The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated July 31, 1998, and hereby appoints Byron
R Allumbaugh, Richard M. Bressler, Charles R. Rinehart, Arthur W. Schmutz and Bruce G. Willison and each of them, acting by a majority or by one of
O them if only one is acting, with power of substitution, the agent and proxy of the undersigned to vote the shares of common stock of H. F.
X Ahmanson & Company, a Delaware corporation ("Ahmanson"), standing in the name of the undersigned at the Annual Meeting of Stockholders to be held
Y on August 28, 1998, and at any adjournment or postponement thereof, with respect to the following:

      1. Election of directors:                                                                (change of address/comments)
         Nominees--Byron Allumbaugh, Harold A. Black,                          -------------------------------------------
         Richard M. Bressler, John E. Bryson, David R. Carpenter,              -------------------------------------------
         Raymond R. Martin, Phillip D. Matthews, Richard L. Nolan,             -------------------------------------------
         Delia M. Reyes, Charles R. Rinehart, Frank M. Sanchez,                -------------------------------------------
         Elizabeth A. Sanders, Arthur W. Schmutz, William D. Schulte,          -------------------------------------------
         Kevin M. Twomey and Bruce G. Willison.                                -------------------------------------------

                                                                  (If you have written in the above space, please mark the
                                                                  corresponding box on the reverse side of this card.)

      This card provides voting instructions, as applicable, to (1) the appointed proxies for shares held of record by the undersigned and (2) Northern Trust Bank of California NA, as Trustee, for shares held for the undersigned in the Ahmanson Advantage Account. If registrations are not identical, you may receive more than one set of proxy materials. Please sign, date and return all cards you receive.

      THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IN THE ABSENCE OF ANY DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS
                                                 ---
      NAMED ABOVE.                                           [SEE REVERSE SIDE]

--------------------------------------------------------------------------------

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.
                      FOR                    WITHHELD
1. Election of        [_]                      [_]
   Directors.
   (see reverse)

For, except vote withheld from the following nominee(s):

---------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting or any adjournment thereof.



                                     Please check this box if you plan       [_]
                                     to attend the annual meeting





                                                                Change       [_]
                                                                  of
                                                               Address/
                                                               Comments

SIGNATURE(S)                                                  DATE
             -----------------------------------------------      ------------
NOTE: Please sign exactly as name appears above. Joint owners should each sign.
      Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.
--------------------------------------------------------------------------------
            -- DETACH & RETURN PROXY CARD; RETAIN ADMISSION CARD --

                                ADMISSION CARD


                      1998 Annual Meeting of Stockholders
                                  11:00 A.M.

                       The Ritz-Carlton Huntington Hotel
                          1401 South Oak Knoll Avenue
                          Pasadena, California 91106

                     Presentation of this card is required
                      for admission to the Annual Meeting

            Please present this card to the Ahmanson representative
                     at the entrance to the Annual Meeting

                           H. F. AHMANSON & COMPANY



Name:
     ---------------------------------
Address:
         -----------------------------